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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ARCHIPELAGO HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4298373
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
100 South Wacker Drive, Suite 1800	60606
(Address of Principal Executive Offices)	(Zip code)

Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan
Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan
Archipelago Holdings 2004 Stock Incentive Plan
(Full title of the Plan)

Kevin J.P. O'Hara, Esq.
Chief Administrative Officer,
General Counsel and Corporate Secretary
Archipelago Holdings, Inc.
100 South Wacker Drive, Suite 1800
Chicago, IL 60606
(312) 960-1969
(Name and Address of Agent For Services)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	518,000	(2)	$20.25	(3)	$10,489,500	$1,329.02
Common Stock, par value $0.01 per share	1,259,000	(4)	$10.91	(5)	$13,735,690	$1,740.31
Common Stock, par value $0.01 per share	2,448,000	(6)	$11.50	(7)	$28,152,000	$3,566.86
Total	4,225,000				$52,377,190	$6,636.19

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), that become issuable under any of the plans by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents 518,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options and rights granted under the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (the "2000 LTIP").

(3)
This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is determined based on a Proposed Maximum Offering Price Per Share of $20.25 per share, which is the weighted average exercise price of the options and rights granted under the 2000 LTIP.

(4)
Represents 1,259,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (the "2003 LTIP").

(5)
This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is determined based on a Proposed Maximum Offering Price Per Share of $10.91 per share, which is the weighted average exercise price of the options granted under the 2003 LTIP.

(6)
Represents (a) 1,222,221 shares of Common Stock reserved for future grants under the Archipelago Holdings 2004 Stock Incentive Plan (the "2004 SIP"), (b) 1,165,000 shares of Common Stock that are subject to grant under the 2003 LTIP and remain available for grant under the 2004 SIP, and (c) 60,000 shares of Common Stock that are subject to grant under the 2000 LTIP and remain available for grant under the 2004 SIP. The shares of Common Stock in (b) and (c) include shares subject to awards under the 2000 LTIP and 2003 LTIP that expire unexercised or that are forfeited, terminated or canceled and shares of Common Stock that are surrendered or withheld from any award under such plans to satisfy a participant's income tax withholding.

(7)
This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the offering price to the public of $11.50 as set forth in the Company's prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on August 12, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2. Registrant Information and Employee Plan Annual Information.

        Archipelago Holdings, Inc. (the "Company") will provide participants of the 2000 LTIP, the 2003 LTIP and the 2004 SIP, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Archipelago Holdings, Inc., 100 South Wacker Drive, Suite 1800, Chicago, Illinois 60606, Attention: General Counsel, telephone number (312) 960-1696.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

  (a)(1)  Our final prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with our registration statement on Form S-1, as amended (File No. 333-113226) (the "S-1 Registration Statement"), on August 12, 2004, which contains audited financial statements of the Company for the latest period for which such statements have been filed.

  (c)  The description of Common Stock contained in our registration statement on Form 8-A, filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on August 11, 2004, including any subsequent amendment or report filed for the purpose of amending such description (File No. 001-32274).

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents unless all or a portion of such documents are deemed not to be filed.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this registration statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

        Incorporated by reference. See Item 3.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employees or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 also provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification, to the fullest extent permitted bylaw, of any person made or threatened to be made party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Archipelago, or is or was a director of a subsidiary of Archipelago, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding.

        The Company entered into an agreement that provides indemnification to persons who (i) were officers or managers of Archipelago Holdings, L.L.C.; (ii) are or will be officers or directors of Archipelago Holdings, Inc.; and/or (iii) have been or will be requested or authorized by the board of managers of Archipelago Holdings, L.L.C. or by the board of directors of Archipelago Holdings, Inc. to take actions on behalf of Archipelago Holdings, L.L.C. or Archipelago Holdings, Inc. in connection with registration statements for the Company's public offering and sale of shares of the Company's common stock (including shares issuable in connection with employee benefit plans) and the reorganization of Archipelago Holdings, L.L.C. as Archipelago Holdings, Inc. for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the reorganization. The agreement is in addition to Archipelago Holdings, Inc.'s indemnification obligation under its bylaws.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent allowed under Delaware law, as it shall be supplemented and amended.

        The Company expects to obtain policies of insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to the public securities matters and (b) to the Company with respect to payments which may be made by the Company to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a complete list of exhibits filed as part of this registration statement.

Exhibit No.	Description
4.1	Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to the S-1 Registration Statement).
4.2	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the S-1 Registration Statement).
4.3	Archipelago Holdings 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the S-1 Registration Statement).
4.4	Certificate of Incorporation of Archipelago Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).
4.5	Bylaws of Archipelago Holdings, Inc. (incorporated by reference to Exhibit 3.3 to the S-1 Registration Statement).
5.1	Opinion of Sullivan & Cromwell LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included in the signature page).*

*
Filed herewith.

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 12, 2004.

ARCHIPELAGO HOLDINGS, INC.
By:	/s/ GERALD D. PUTNAM Gerald D. Putnam Chief Executive Officer and Chairman

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald D. Putnam and Nelson Chai, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, this registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ GERALD D. PUTNAM Gerald D. Putnam	Chief Executive Officer and Chairman (Principal Executive Officer)	August 12, 2004
/s/ NELSON CHAI	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2004
/s/ PHILIP D. DEFEO Philip D. DeFeo	Director	August 12, 2004
/s/ WILLIAM E. FORD William E. Ford	Director	August 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1	Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to the S-1 Registration Statement).
4.2	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the S-1 Registration Statement).
4.3	Archipelago Holdings 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the S-1 Registration Statement).
4.4	Certificate of Incorporation of Archipelago Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement.
4.5	Bylaws of Archipelago Holdings, Inc. (incorporated by reference to Exhibit 3.3 to the S-1 Registration Statement).
5.1	Opinion of Sullivan & Cromwell LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included in the signature page).*

*
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX